EXHIBIT 99.1

SP Bancorp, Inc. Reports Second Quarter 2012 Financial Results

PLANO, Texas, Aug. 13, 2012 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's second quarter ended June 30, 2012. Net income was $235,000, or 15 cents per share, for the second quarter of 2012.

"We are again pleased with the continued growth in our core earnings as well as the strong mortgage and commercial loan volumes in the second quarter," said President and CEO Jeff Weaver. "Our net income increased 7.8% and earnings per share increased 15.4%, compared to the same period in 2011. This included increases in net interest income and revenue from the sales of mortgage loans, which were partially offset by credit costs as reflected in both provision for loan losses and other noninterest expense. We continue to produce increased shareholder returns, while working through a few problem assets and simultaneously increasing our reserves."

PERFORMANCE HIGHLIGHTS

  Second quarter net income increased by $17,000 or 7.8%: Net income increased to $235,000 for the three months ended June 30, 2012, compared to $218,000 for the three months ended June 30, 2011.

  Net interest income for the quarter increased by $271,000 or 11.9%: Net interest income for the three months ended June 30, 2012 increased to $2.6 million, compared to $2.3 million for the three months ended June 30, 2011.

  Second quarter noninterest income increased by $239,000: Noninterest income for the three months ended June 30, 2012 increased to $1.1 million, compared to $885,000 for the three months ended June 30, 2011.

  Deposits increased $14.5 million or 6.8% over the December 2011 balances: Deposits increased to $226.4 million at June 30, 2012 from $211.9 million at December 31, 2011. Additional deposits from existing consumer and business customers accounted for the majority of the increase.

  Stockholders' equity remained strong: The Company reported $32.9 million in stockholders' equity at June 30, 2012, a decrease of $201,000, compared to $33.1 million at December 31, 2011.  Stockholders' equity declined primarily as a result of repurchases of common stock of $312,000 and ESOP shares purchased in the open market of $373,000, partially offset by net income of $514,000 for the six months ended June 30, 2012.
SP BANCORP, INC.
FINANCIAL RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$ 2,923	$ 2,758	$ 5,815	$ 5,512
Interest expense	372	478	744	929
Net interest income	2,551	2,280	5,071	4,583
Provision for loan losses	215	291	702	411
Net interest income after provision for loan losses	2,336	1,989	4,369	4,172
Noninterest income	1,124	885	2,226	1,578
Noninterest expense	3,159	2,592	5,932	5,167
Income before income tax expense	301	282	663	583
Income tax expense	66	64	149	148
Net income	$ 235	$ 218	$ 514	$ 435
Basic and diluted earnings per share	$ 0.15	$ 0.13	$ 0.32	$ 0.27

SP BANCORP, INC.
FINANCIAL RESULTS - CONTINUED

	June 30, 2012	December 31, 2011
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 270,729	$ 272,959
Total cash and cash equivalents	6,933	9,928
Securities available for sale, at fair value	16,296	25,097
Loans held for sale	9,938	4,884
Loans, net	218,485	212,688
Other real estate owned	1,756	1,824
Premises and equipment, net	4,300	4,346
FHLB of Dallas stock and other restricted stock, at cost	1,315	2,020
Bank-owned life insurance	7,307	6,193
Other assets (1)	4,399	5,979
Deposits	226,397	211,934
Borrowings	9,045	25,978
Stockholders' equity	32,926	33,127

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale	3.11%	3.21%
Nonperforming assets to total assets	3.29%	3.24%
Allowance for loan losses to nonperforming loans at end of period	30.56%	24.96%
Allowance for loan losses to total loans, including loans held for sale at end of period	0.95%	0.80%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 2012 AND 2011

The increase in net income for the quarter ended June 30, 2012 reflected an increase of $271,000 in net interest income and $239,000 in noninterest income, partially offset by an increase in noninterest expense of $567,000.

Net interest income increased by $271,000, or 11.9%, to $2.6 million for the quarter ended June 30, 2012 from $2.3 million for the quarter ended June 30, 2011, as our net interest-earning assets increased to $37.9 million from $26.2 million. In addition, our net interest rate spread increased to 3.75% from 3.61%, and we experienced a 14 basis point increase in our net interest margin to 3.84% from 3.70%.

We recorded a provision for loan losses of $215,000 for the quarter ended June 30, 2012, compared to a provision for loan losses of $291,000 for the quarter ended June 30, 2011. The decrease in the provision for loan losses was primarily attributable to a higher degree of loss exposures in the second quarter of 2011.

Noninterest income increased by $239,000, or 27.0%, to $1.1 million for the quarter ended June 30, 2012 from $885,000 for the quarter ended June 30, 2011. The increase was due primarily to an increase in gains from the sale of mortgage loans.

Noninterest expense increased by $567,000, or 21.9%, to $3.2 million for the quarter ended June 30, 2012 from $2.6 million for the quarter ended June 30, 2011. The increase was primarily due to a provision for losses on OREO, a provision for loss on a fraudulent wire transfer transaction and an increase in compensation and benefits (including mortgage commissions) and professional and outside services, partially offset by a decrease in ATM expense and FDIC insurance assessments.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2012 AND 2011

The increase in net income for the six months ended June 30, 2012 reflected an increase of $488,000 in net interest income and $648,000 in noninterest income, partially offset by an increase in noninterest expense of $765,000 and provision for loan losses of $291,000.

Net interest income increased by $488,000, or 10.7%, to $5.1 million for the six months ended June 30, 2012 from $4.6 million for the six months ended June 30, 2011, as our net interest-earning assets increased to $37.8 million from $30.0 million. In addition, our net interest rate spread increased to 3.76% from 3.71%, and we experienced a 3 basis point increase in our net interest margin to 3.85% from 3.82%.

We recorded a provision for loan losses of $702,000 for the six months ended June 30, 2012, compared to a provision for loan losses of $411,000 for the six months ended June 30, 2011.   The increase in the provision for loan losses was primarily attributable to an increase in the loss experience factors used to determine the general allowance for loan losses.

Noninterest income increased by $648,000, or 41.1%, to $2.2 million for the six months ended June 30, 2012 from $1.6 million for the six months ended June 30, 2011. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $765,000, or 14.8%, to $5.9 million for the six months ended June 30, 2012 from $5.2 million for the six months ended June 30, 2011. This increase was primarily attributable to a provision for losses on OREO, a provision for loss on a fraudulent wire transfer transaction and an increase in compensation and benefits (including mortgage commissions) and professional and outside services, partially offset by lower costs from operations from OREO and a decrease in FDIC insurance assessments.

COMPARISON OF FINANCIAL CONDITION DATA – JUNE 30, 2012 AND DECEMBER 31, 2011

Total assets decreased slightly by $2.2 million to $270.7 million at June 30, 2012. Proceeds from sale of securities and cash equivalents were reinvested in loans, including loans held for sale. Customer deposits were used to repay maturing FHLB advances.

Net loans increased to $218.5 million at June 30, 2012, as loan originations were marginally higher than loan collections. Loans held for sale increased as a result of the low interest rate environment.

Deposits increased by $14.5 million, or 6.8%, to $226.4 million at June 30, 2012 from $211.9 million at December 31, 2011. Deposits, in particular noninterest-bearing deposits, increased primarily from deposit inflows from existing customers.

Federal Home Loan Bank advances decreased $16.9 million to $9.0 million at June 30, 2012.

Stockholders' equity remained virtually unchanged primarily as a result of repurchases of common stock of $312,000 and ESOP shares purchased in the open market of $373,000, substantially offset by net income of $514,000 for the six months ended June 30, 2012.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311